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                                                                Exhibit 23.13



                             [KPMG LLP LETTERHEAD]


                         Independent Auditors' Consent



The Board of Directors
GenVec, Inc.:

We consent to the use of our report dated March 13, 2003 with respect to the balance sheets of GenVec, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated by reference, and to the reference to our firm under the heading "Experts" in the prospectus for the resale of shares of common stock received in the merger of Diacrin, Inc. with and into GenVec, Inc. by certain current stockholders of Diacrin.


/s/ KPMG LLP



Baltimore, Maryland
July 18, 2003